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                                                                   EXHIBIT 10.20
                             EMPLOYMENT AGREEMENT
                             --------------------

          THIS EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into on the 31st day of May, 1999, to be effective as of the 1st day of January, 1999, by and between BLUE RHINO CORPORATION (the "Company"), a corporation organized and existing under the laws of the State of Delaware and having its principal office at Winston-Salem, North Carolina, and BILLY D. PRIM (the "Executive"), an individual residing at Winston-Salem, North Carolina.

                               R E C I T A L S:
                               ----------------

          The Company is engaged in the business of providing propane gas cylinder exchange services nationwide. The Executive is experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Executive has heretofore been employed by the Company as its President and Chief Executive Officer. The Company desires to continue to employ the Executive as President and Chief Executive Officer of the Company, and the Executive desires to continue to be employed by the Company in that capacity. Furthermore, the Company desires to provide for the Executive certain disability, death, severance and supplemental retirement benefits in addition to those provided by the employee benefit plans of the Company. The Company and the Executive desire to reduce to writing the terms of their understanding and to provide for the Executive's continued employment by the Company pursuant to the terms of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

          ARTICLE 1. DEFINITIONS. Wherever used in this Agreement, including this ARTICLE 1, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):

           1.1 "Annual Compensation" means the highest annual compensation (including bonuses, income from the exercise of stock options and other fringe benefits) payable to the Executive during any one of the five (5) calendar years of employment immediately preceding the Termination Date, provided, that if the annual compensation payable to the Executive during the Termination Year exceeds the highest amount of the annual compensation payable to him during any one of the immediately preceding five (5) calendar years, the annual compensation payable to the Executive during the Termination Year shall be treated as his highest amount of annual compensation for purposes of determining his Annual Compensation. Notwithstanding the foregoing, for purposes of ARTICLE 11, the Executive's Annual Compensation shall in no event be less than $350,000.
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     1.2  "Base Salary" means the base annual salary payable to the Executive as increased each year to reflect increases in the cost of living as provided in
Section 5.1. The initial Base Salary shall be $350,000.

     1.3  "Board" means the Board of Directors of the Company.

     1.4 "Business" means any business, service or product engaged in, provided or produced by the Company, including, but not limited to, the business of providing propane gas cylinder exchange services.

     1.5  "Change of Control" means the earliest of the following dates:

     (a) The date any person shall have become the beneficial owner of thirty percent (30%) or more of the outstanding common stock of the Company;

     (b) The date the shareholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation, in which the Company is not the continuing or surviving corporation or pursuant to which any shares of common stock of the Company would be converted into cash, securities or other property of another corporation, other than a merger of the Company in which holders of common stock of the Company immediately prior to the merger will beneficially own at least seventy percent (70%) of the voting securities of the surviving corporation immediately after the merger, or (B) to sell or otherwise dispose of substantially all the assets of the Company, or (C) a plan of complete liquidation or winding up of the Company; or

     (c) The date there shall have been a change in a majority of the Board of Directors of the Company within a twelve-month period unless the nomination for election by the Company's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve-month period.

(For the purposes of this Section 1.5, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule l3d-3 under the Exchange Act.)

     1.6 "Code" means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

     1.7 "Company" means Blue Rhino Corporation, a Delaware corporation with its principal offices at Winston-Salem, North Carolina.

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     1.8  "Company Health Care Plan" means the group health plan or program
(whether insured or self insured, or any combination thereof) provided by the Company for the benefit of its active employees or former employees and their dependents.

     1.9 "Compensation Continuance Period" means the five-year period commencing on the first day of the calendar month next following the calendar month in which the Termination Date occurs.

     1.10 "Compensation Continuance Termination Event" means the termination of the Executive's employment by the Company's exercise of the Notice Exception, or by the Company as a result of the Executive's Total Disability, or by the Executive for Good Reason, or by the Executive's exercise of the Notice Exception within the twelve-month period next following a Change of Control of the Company.

     1.11 "Confidential Information" means all information that has been created, discovered, developed or otherwise become known to the Company other than through public sources, including, but not limited to, all inventions, processes, data, computer programs, marketing plans, customer lists, budgets, projections, new products, information covered by the Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 66, (S)(S) 152 to 162, and other information owned by the Company which is not public information.

     1.12 "Customers" means and includes any and all Persons who are customers, patrons or distribution partners of the Company with respect to the propane gas cylinder exchange business and with whom the Executive either had personal contact or had knowledge that such Persons were customers, patrons or distribution partners of the Company with respect to the propane gas cylinder exchange business.

     1.13 "Death Benefit" means an annual death benefit equal to the Executive's Base Salary on the date of the Executive's death.

     1.14 "Excise Tax" means the excise tax on excess parachute payments under
Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.

     1.15 "For Cause" means one or more of the following: (i) habitual intoxication by the Executive which adversely affects the Executive's ability to perform his duties under this Agreement; (ii) theft, fraud or embezzlement;
(iii) addiction to a controlled substance as defined in the North Carolina Controlled Substances Act, N.C. Gen. Stat., Chapter 90, (S)(S) 86 to 113.8, which adversely affects the Executive's ability to perform his duties under this Agreement; (iv) conviction of a felony which, as determined in good faith by the Board, constitutes a crime involving moral turpitude and results in material harm to the Company; or (v) willful, flagrant, deliberate and repeated infractions of material published policies and regulations of the Company of which the Executive has actual knowledge. For Cause shall not include the Executive's Total Disability.

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     1.16 "Good Reason" means any of the following:

     (a) The Executive's resignation from the Company's employment on account of the failure by the Board to reelect or reappoint the Executive to a responsible executive position in the Company and the Executive then elects to leave the Company's employment within six (6) months of such failure to so reelect or reappoint the Executive;

     (b) The Executive's resignation from the Company's employment on account of a material modification by the Board of the duties, functions and responsibilities of the Executive as President and Chief Executive Officer without his consent within six (6) months of such modification; or

     (c) The Executive's resignation from the Company's employment on account of any material breach of a provision of this Agreement by the Company, which breach is not cured within thirty (30) days after notice has been given to the Company by the Executive. Without limiting the generality of the foregoing sentence, the Company shall be in material breach of its obligations hereunder if, for example, the Company shall not permit the Executive to exercise such responsibilities as are consistent with the Executive's position and are of such a nature as are usually associated with such office of a corporation engaged in substantially the same business as the Company, or the Executive shall at any time be required to report to anyone other than directly to the Board, or the Company causes the Executive to relocate his residence from Mooresville, North Carolina or makes it impractical for him to continue to reside there or causes him to reside away from there for extended periods of time, or the Company shall fail to make a payment when due to the Executive.

     1.17 "Health Care Coverage Period" means the period commencing on the Termination Date and ending on the earlier of the date of the Executive's death or the last day of the calendar month in which he receives his final payment of his SERP Benefit.

     1.18 "Individual Health Care Policy" means an individual policy of health insurance providing coverage for the Executive and his dependants.

     1.19 "Life Insurance Benefit" means three million ($3,000,000) of life insurance coverage for the benefit and protection of the Executive's family. The Life Insurance Benefit shall be provided to the Executive through an "employer-pay-all" split-dollar life insurance plan. See ARTICLE 12.

     1.20 "Maximum Premium Charge" means the premium charged an active employee participating in the Company Health Care Plan with respect to coverage under the Company Health Care Plan for the active employee and his dependants. If the amount of the premium charged to active employees participating in the Company Health Care Plan with respect to coverage under the Company Health Care Plan for such active employees and their dependants varies for each active employee, the Maximum Premium Charge shall be the average of the premium charged to all active employees participating in the Company Health Care Plan with

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     respect to coverage under the Company Health Care Plan for such active employees and their dependants.

          1.21 "Person" means any individual, partnership, joint venture, corporation, company, firm, group or other entity.

          1.22  "Products" means propane gas cylinders.

          1.23 "SERP Benefit" means a supplemental annual retirement benefit equal to seventy percent (70%) of the Executive's Annual Compensation. See
     ARTICLE 11.

          1.24 "Special Benefits Termination Event" means the termination of the Executive's employment by the Company's exercise of the Notice Exception, or by the Company as a result of the Executive's Total Disability, or by the Executive for Good Reason, or by the Executive's exercise of the Notice Exception within the twelve-month period next following a Change of Control of the Company, or by either party giving notice which would cause the Term to be fixed for a definite five-year period in accordance with Section 4.1.

          1.25 "Term" means the term of the Executive's employment under this Agreement as provided in Section 4.1.

          1.26 "Termination Date" means the date the Term expires pursuant to the provisions of ARTICLE 4.

          1.27 "Termination Year" means the calendar year in which the Term expires.

          1.28 "Time Period" means the Term and the twenty-four-month period next following the expiration of the Term.

          1.29  "Trade Area" means the United States of America.

          1.30 "Total Disability" means the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the State of North Carolina selected or approved by the Board.

          ARTICLE 2. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in
ARTICLE 4 of this Agreement.

          ARTICLE 3.  POSITION, RESPONSIBILITIES AND DUTIES.

          3.1 Position and Responsibilities. During the Term (as defined in Sections 1.25 and 4.1), the Executive shall serve as President and Chief Executive Officer of the Company on the conditions herein provided. The Executive shall supervise and control, and be responsible

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     for the general management of the Company, and shall provide such other executive services in the general management and operation of the Company's Business not inconsistent with his position and the provisions of Section
     3.2 as shall be assigned to him from time to time by the Board.

          3.2  Duties.  In addition to having the responsibilities described in
     Section 3.1, during the Term, the Executive shall also serve, if elected, as a director of the Company or an officer and director of any subsidiary or affiliate of the Company. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company and shall not during the Term be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that (i) with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of the Executive's duties pursuant to this Agreement and (ii) the Executive shall not be prevented from investing his personal assets in any business which does not compete with the Company or with any subsidiary or affiliate of the Company, where the form or manner of such investment will not require substantial services on the part of the Executive in the operation of the business in which such investment is made. Notwithstanding the foregoing, the duties of the Executive (i) shall not be expanded without the Executive's prior approval and (ii) shall not require him to relocate his residence from Mooresville, North Carolina as a result of the Company moving its principal office or the Executive's office greater than one hundred (100) miles away from the Company's principal office (or the Executive's office) as of the date of this Agreement, and shall not make it impractical for him to continue to reside at his current residence or cause him to reside away from there for extended periods of time.

          ARTICLE 4. TERM.

          4.1 Term of Employment. The Term shall commence as of January 1, 1999, and shall continue until the earliest to occur of the following: (i) December 31, 2004 (except as otherwise provided in this Section 4.1); (ii) the date of death of the Executive; (iii) the specified date of termination under the Notice Exception (as defined in Section 4.2); (iv) the date of termination under the Cause Exception (as defined in Section 4.3); (v) the date the Executive terminates his employment for Good Reason; or (vi) the date of termination as a result of the Executive's Total Disability. Notwithstanding the provisions of subparagraph (i) of this Section 4.1, as of the first day of each calendar month commencing February 1, 1999, the Term shall be extended automatically, without any further action by the Company or the Executive, for an additional calendar month unless either party shall notify the other in writing that it does not wish to extend the Term beyond the then applicable expiration date. Such notice shall become effective ninety (90) days after the date the notice is given and no further automatic monthly extensions of the Term shall occur after such effective date. All references herein to the "Term" shall include the initial Term and all automatic monthly extensions as provided in this Section

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     4.1.  Each twelve-month period beginning January 1 during the Term is sometimes referred to herein as an "Employment Year."

          4.2 Termination by Giving Notice. If either party hereto desires to terminate the Executive's employment prior to the expiration of the Term, such party shall give not less than ninety (90) days written notice of such desire to the other party specifying the date of termination (the "Notice Exception"). Notwithstanding the foregoing, the Notice Exception shall not be effected by the Company as a result of the Executive's Total Disability.

          4.3 Termination for Cause, Automatic Termination. The Company shall at all times have the right to discharge the Executive For Cause (the "Cause Exception"). If the Company desires to discharge the Executive under the Cause Exception, it shall give notice to the Executive as provided in
     Section 4.6 and the Executive shall have thirty (30) days after notice has been given to him in which to cure to the satisfaction of the Board the reason for the Company's exercise of the Cause Exception. If the reason for the Company's exercise of the Cause Exception is timely cured to the satisfaction of the Board by the Executive, the Company's notice shall become null and void.

          4.4 Good Reason. The Executive may terminate his employment at any time for Good Reason. If the Executive desires to terminate his employment for Good Reason, he shall give notice to the Company as provided in
     Section 4.6.

          4.5 Total Disability. The Company may terminate the Executive's employment as a result of the Executive's Total Disability. If the Company desires to terminate the Executive as a result of his Total Disability, it shall give notice to the Executive as provided in Section 4.6.

          4.6 Notice of Termination. Any termination by the Company under the Cause Exception or as a result of the Executive's Total Disability, or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of Sections 4.3, 4.4 and 4.5, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
     (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective date of termination.

          4.7  Rights of Executive Upon Termination of Employment.

          (a) Following the date the Term expires on account of one of the terminating events described in subparagraphs (i) (expiration of five-year
     Term), (iii) (termination under Notice Exception), (v) (termination for Good Reason) or (vi) (termination as a result of Total Disability) of
     Section 4.1, the rights of the Executive shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 9 (termination compensation), 10 (health care), 11 (SERP), 12 (life insurance), 14 (death benefit), 15 (stock options), 16 (covenants), 17 (gross-up), 18 (attorneys' fees), 20 (indemnification) and 28 (corporate merger).

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          (b)  Following the date the Term expires on account of the Executive's death as provided in subparagraph (ii) of Section 4.1, the rights of the Executive's personal representative and surviving spouse shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 9 (termination compensation), 12 (life insurance), 13 (death benefit), 17 (gross-up), 18 (attorneys' fees), 20 (indemnification) and 28 (corporate merger).

          (c) Following the date the Executive is terminated For Cause as provided in subparagraph (iv) of Section 4.1, the rights of the Executive shall be as provided in ARTICLES 5 (compensation), 6 (reimbursements), 8 (other employee benefits), 16 (covenants), 20 (indemnification) and 28 (corporate merger). In no event shall the Executive be entitled to the benefits provided in ARTICLES 9, 10, 11, 12, 15, 17 and 18 in the event his employment is terminated by the Company For Cause.

          ARTICLE 5. COMPENSATION. For all services rendered by the Executive during the Term, including without limitation, services as an executive, officer, director (except fees and reimbursements to which all members of the Board, or a subsidiary or affiliate of the Company, are generally entitled) or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Executive as compensation the following:

          5.1 Base Salary. The Executive shall be paid for his services during the Term the Base Salary, payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. The Executive's Base Salary shall be automatically increased on January 1 of each Employment Year to reflect increases in the cost of living (as hereinafter described). In no event, however, shall the Executive's Base Salary under this Agreement ever be less than $350,000. In addition to any cost of living increase in the Executive's Base Salary, the Board may, in its sole discretion, increase the Executive's Base Salary based on his performance. The amount of any annual automatic cost of living increase in the Executive's Base Salary shall be determined by multiplying the most recent Base Salary times a fraction whose numerator shall be the Consumer Price Index (the "CPI") [All Urban Consumers, South Region Average (1982-84 = 100); All Items, Bureau of Labor Statistics of The United States Department of Labor], for the month of November next preceding the January 1 of the current Employment Year, and whose denominator shall be the CPI for the month of November next preceding the January 1 of the Employment Year immediately prior to the current Employment Year. If the quotient obtained in the foregoing fraction shall be a number less than one
     (1), the Base Salary shall be equal to the Base Salary of the Employment Year just completed. In the event (i) the CPI ceases to use the 1982-84 average of 100 as the base of calculation, or (ii) a substantial change is made in the quality or quantity of the items utilized in determining the CPI, or (iii) the publishing of the CPI shall be discontinued for any reason, the United States Department of Labor shall be requested to furnish a new index comparable to the CPI, together with the information which will make possible the conversion of such new index to replace the CPI for the purposes of computing the Base Salary as provided for herein. If for any reason the United States Department of Labor does not furnish such an index and information, the parties hereto shall thereafter accept and use, as determined by the Board, such other index or comparable statistics to measure the cost of living as shall be computed and

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     published by (i) an agency of the United States Government, (ii) a reasonable financial periodical or (iii) a recognized authority mutually selected by the Company and the Executive.

          5.2 Discretionary Bonus. In addition to the Base Salary provided for in Section 5.1, the Executive shall be entitled to such bonus or bonuses, if any, as may be awarded to the Executive from time to time by the Board. Any such bonus shall be payable in the manner specified by the Board at the time any such bonus is awarded.

          5.3  Incentive Bonus.  In addition to the Base Salary provided for in
     Section 5.1, the Executive shall be entitled to participate in the Company's Executive Incentive Plan (the "EIP") and receive such bonuses as may be awarded to the Executive from time to time under the EIP. Any such bonuses shall be payable in the manner specified in the EIP.

          5.4 Stock Incentive Plan. In addition to the Base Salary provided for in Section 5.1, the Executive shall be entitled to participate in the Company's 1998 Stock Incentive Plan (the "SIP") and receive such awards as may be granted to the Executive from time to time under the SIP. Any such awards shall be granted in the manner specified in the SIP.

          5.5 Other Plans. In addition to the Base Salary, bonuses and awards provided for in Sections 5.1, 5.2, 5.3 and 5.4, the Executive shall be entitled to participate in any other bonus or incentive plans of the Company (whether now in existence or hereinafter established) in which other senior executives of the Company are entitled to participate.

          ARTICLE 6. REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL ASSISTANCE, CLUB MEMBERSHIPS AND AUTOMOBILE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company's business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company's past practices. During the Term and any Compensation Continuance Period, the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures. In the event of the termination of the Executive's employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company. The Company further agrees to furnish the Executive during the Term and during the first twelve (12) calendar months of any Compensation Continuance Period with an office and such secretarial assistance as shall be suitable to the character of the Executive's position with the Company and adequate for the performance of his duties hereunder. The Company further agrees to pay on behalf of the Executive during the Term and any Compensation Continuance Period the membership dues and initiation fees required for the Executive's membership in two private clubs selected by the Executive (whether social, professional, athletic, golf or otherwise). If elected by the Executive, the Company shall provide the Executive during the Term with an automobile for use in the business of the Company.

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          ARTICLE 7.  VACATION, SICK LEAVE AND ANNUAL PHYSICAL.  The Executive
shall be entitled to reasonable periods of vacation and sick leave during each Employment Year, commensurate with his position and in accordance with the Company's established policy for senior executives. The Executive shall continue to receive the compensation provided for in ARTICLE 5 during the time of his vacation and sick leave. At the Company's expense, the Executive shall be entitled to receive an annual physical examination at Johns Hopkins or similar facility selected by the Executive.

          ARTICLE 8. OTHER EMPLOYEE BENEFITS. The Executive shall be entitled to participate in any and all retirement, health, disability, life insurance, long-term disability insurance, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its senior executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Nothing in this ARTICLE 8 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. Benefits payable pursuant to this Agreement shall be in addition to benefits payable to the Executive under all other employee benefit plans or programs of the Company.

          ARTICLE 9. TERMINATION COMPENSATION.

          9.1 Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs.

          9.2 Compensation Continuance. In addition to the compensation provided for in Section 9.1, upon the occurrence of a Compensation Continuance Termination Event, the Executive (or in the event of his subsequent death his surviving spouse) shall be entitled to continue to receive his Base Salary (as increased each year in the manner provided in Section 5.1 to reflect increases in the cost of living) during the Compensation Continuance Period.

     See ARTICLE 10 for a special health care benefit the Executive may be entitled to receive upon the expiration of the Term, ARTICLE 11 for a special retirement benefit the Executive may be entitled to receive following receipt of the compensation provided for in this ARTICLE 9, ARTICLE 12 for a special life insurance benefit the Executive may be entitled to receive upon the expiration of the Term, and ARTICLE 15 for special provisions that may apply to stock option awards.

     ARTICLE 10. SPECIAL HEALTH CARE BENEFIT. In addition to the other benefits provided for in this Agreement, upon the occurrence of a Special Benefits Termination Event, the Executive shall be entitled to participate in the Company Health Care Plan during the Health Care Coverage Period. The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with coverage for the Executive and his dependants under the Company Health Care Plan during the Health Care Coverage Period (and any period thereafter to the extent required by applicable state and federal law), including, if necessary, amending the applicable provisions of the Company Health Care Plan and negotiating the addition of any necessary riders to any group health insurance contract. If the amount of the premium charged for coverage of the Executive and his dependants under the Company Health Care Plan shall exceed the Maximum Premium Charge, the

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amount of the premium charged for coverage of the Executive and his dependants;
under the Company Health Care Plan in excess of the Maximum Premium Charge shall be paid by the Company. In addition, the Company shall pay all or any portion of the Maximum Premium Charge with respect to the coverage of the Executive and his dependants to the extent of the highest premium paid by the Company for other retired executives of the Company. The portion of the Maximum Premium Charge not paid by the Company, if any, shall be paid by the Executive. In the event the Company is unable for whatever reason to provide the Executive with coverage under the Company Health Care Plan, the Company, consistent with sound business practices, shall use its best efforts to provide the Executive with an Individual Health Care Policy during the Health Care Coverage Period. If the amount of the premium charged for the Individual Health Care Policy shall exceed the Maximum Premium Charge, the amount of the premium charged for the Individual Health Care Policy in excess of the Maximum Premium Charge shall be paid by the Company. In addition, the Company shall pay all or any portion of the Maximum Premium Charge with respect to the Individual Health Care Policy to the extent of the highest premium paid by the Company for other retired executives under the Company Health Care Plan or any individual plan or policy. The portion of the Maximum Premium Charge with respect to the Individual Health Care Policy not paid by the Company, if any, shall by paid by the Executive. The coverage to be provided to the Executive pursuant to this ARTICLE 10 (whether under the Company Health Care Plan or the Individual Health Care Policy) shall consist of coverage which, as of the time the coverage is being provided, is identical (or, with respect to an Individual Health Care Policy, substantially identical) to the coverage provided under the Company Health Care Plan to active employees and their dependents. Notwithstanding the foregoing, the Company shall coordinate coverage for the Executive under this ARTICLE 10 with any applicable federal or state government programs (e.p., Medicare or Medicare or Medicaid) when the Executive is eligible to begin receiving benefits under such program. Any premiums required to be paid for coverage of the Executive under such government programs shall be paid by the Executive.

          ARTICLE 11. SPECIAL SUPPLEMENTAL RETIREMENT BENEFIT. In addition to the other benefits provided for in this Agreement, upon the occurrence of a Special Benefits Termination Event, the Executive shall be entitled to receive the SERP Benefit. If the Executive is eligible to continue to receive his Base Salary during the Compensation Continuance Period as provided in Section 9.2, the SERP Benefit shall be payable for ten (10) years in approximately equal monthly installments commencing on the first day of the calendar month next following the end of the Compensation Continuance Period, and continuing for one hundred nineteen (119) consecutive calendar months thereafter. If the Executive is not eligible to continue to receive his Base Salary during the Compensation Continuance Period as provided in Section 9.2, the SERP Benefit shall be payable for ten (10) years in approximately equal monthly installments commencing on the first day of the month next following the last day of the calendar month in which the Termination Date occurs and continuing for one hundred nineteen (119) consecutive calendar months thereafter. The SERP Benefit payments shall be paid in accordance with the payroll schedule for salaried personnel of the Company.

          ARTICLE 12. SPECIAL LIFE INSURANCE BENEFIT. In order to provide an additional incentive to the Executive to continue in the employment of the Company and to provide greater financial security to the Executive's family, the Executive shall be entitled to receive the Life Insurance Benefit during the Term and any Compensation Continuance Period. The Life Insurance

Benefit shall be provided in addition to any other death or similar benefits provided for in ARTICLES 8, 13 and 14.

          ARTICLE 13. DEATH WHILE EMPLOYED. Upon the expiration of the Term on account of the Executive's death while employed (as provided in subparagraph
(ii) of Section 4.1), the Company shall pay to the Executive's beneficiary the Death Benefit. The Death Benefit shall be payable to the Executive's beneficiary for five (5) years in approximately equal monthly installments commencing on the first day of the calendar month next following the month in which the Term expires on account of the Executive's death and continuing for fifty-nine (59) consecutive calendar months thereafter. On a beneficiary designation form provided by the Company, the Executive may name a beneficiary (which may include more than one person, natural or otherwise, and one or more secondary or contingent beneficiaries) who shall be entitled to receive the Death Benefit, which beneficiary shall be subject to change upon completion of a new beneficiary designation form; provided, that if such beneficiary dies prior to asserting a written claim for the Death Benefit, or if the Executive fails to designate a beneficiary, then and in any of such events the Death Benefit shall be payable in the following order: (i) to the surviving spouse of the Executive or, if he shall have no surviving spouse, (ii) to his surviving natural or adopted children in equal shares per stirpes or, if he shall have no surviving children, then (iii) to his estate. If a beneficiary is receiving or is entitled to receive the Death Benefit and dies before receiving all of the payments due him, any remaining payments shall be made to the contingent beneficiary, if any. If there is no contingent beneficiary, the remaining payments shall be made to the estate of the beneficiary.

          ARTICLE 14. DEATH FOLLOWING TERMINATION OF EMPLOYMENT AND
COMMENCEMENT OF PAYMENTS. In the event the Executive becomes entitled to receive payments pursuant to ARTICLES 9 or 11, and he dies prior to receiving any or all of the payments to which he is due, then such remaining payments shall be payable to his surviving spouse. If the Executive dies without a surviving spouse, no additional amounts shall be payable pursuant to ARTICLES 9 or 11 following his death.

          ARTICLE 15. SPECIAL PROVISIONS RELATING TO STOCK OPTIONS. In addition to the other benefits provided for in this Agreement, if, within the twelve-month period next following a Change of Control of the Company, the Executive's employment is terminated by either party exercising the Notice Exception, the Company shall use its best efforts to accelerate vesting of any unvested benefit of the Executive under any employee stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan or arrangement.

          ARTICLE 16. POST-TERMINATION OBLIGATIONS. All payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with the following provisions during the Term and, except as otherwise provided in this ARTICLE 16, following the termination of the Executive's employment:

          16.1 Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the

Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 16.1.

     16.2 Confidential Information. The Executive acknowledges that all Confidential Information has a commercial value in the Company's Business and is the sole property of the Company. The Executive agrees that he shall not disclose or reveal, directly or indirectly, to any unauthorized person any Confidential Information, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company or as may be required by law.

     16.3 Noncompetition and Non-Solicitation. The Executive acknowledges and agrees that during the course of his employment with the Company, he has acquired valuable information as to the nature and character of the propane gas cylinder exchange business and requirements of the Customers, which information is unique and proprietary to the Company. The Executive covenants and agrees that during the Time Period he will not, directly or indirectly, on behalf of himself or on behalf of any Person: (i) call upon any of the Customers for the purpose of providing Products or solicit, divert or take away or attempt to solicit, divert or take away any of the Customers; (ii) induce or attempt to induce any Customer to patronize any Person that manufactures, sells, distributes, or exchanges products of a like or similar nature to the Products;
(iii) engage in any business within the Trade Area which manufactures, sells, distributes or exchanges products of a like or similar nature to the Products;
(iv) engage in any business within the Trade Area which is similar to the propane gas cylinder exchange business; and (v) induce or attempt to induce any employee of the Company to leave the employ of the Company. In addition, during the Time Period and within the Trade Area, the Executive shall not be (a) the owner of an equity or ownership interest in any Person, (b) an officer, director or employee of any Person or (c) a consultant to any Person which conducts the propane gas cylinder exchange business.

     16.4 Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 16, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, all rights of the Executive and any person claiming under or through him to the payments or benefits described in this Agreement shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder. In addition to the foregoing, in the event of a breach by the Executive of the provisions of this ARTICLE 16, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation, and the Executive hereby consents to the issuance of such injunction.

     16.5 Reasonableness of Restrictions. The Executive and the Company have each carefully read the provisions of this ARTICLE 16 and, having done so, agree that the restrictions set forth in this ARTICLE (including, but not limited to, the Time Period restriction and the

     Trade Area restriction set forth in this ARTICLE 16) are fair and reasonable and are reasonably required for the protection of the Company's interests. Notwithstanding the foregoing, in the event any part of the covenants set forth in this ARTICLE 16 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this ARTICLE 16 relating to Time Period and/or Trade Area shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical areas of restriction that such court deems reasonable and enforceable.

          16.6 Accounting for Profits. The Executive covenants and agrees that, if any of the covenants or agreements under this ARTICLE 16 are violated by the Executive, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that the Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with, any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled at law, in equity or under this Agreement.

          16.7 Exceptions to Covenants. The covenants and agreements set forth in Section 16.3 of this ARTICLE 16 shall not apply following the Executive's termination of employment by the Company For Cause as provided in Section 4.3. In addition, the covenants and agreements set forth in
     Section 16.3 shall not apply following the Executive's termination of employment by exercise of the Notice Exception by either party within the twelve-month period next following a Change of Control of the Company.

          ARTICLE 17. ADDITIONAL PAYMENTS BY COMPANY In the event that any amount required to be paid or distributed to the Executive pursuant to this Agreement shall constitute a parachute payment within the meaning of Section 280G of the Code, and the aggregate of such parachute payments and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall cause the Executive to be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount the Executive shall receive after the payment of any Excise Tax, shall equal the amount which he would have received if the Excise Tax had not been imposed. The Gross-Up Payment shall be determined by the Company's regular independent auditors and shall equal the sum of the following:

          (a) The rate of the Excise Tax multiplied by the amount of the excess parachute payments;

          (b) Any federal income tax, social security tax, unemployment tax. or Excise Tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this ARTICLE 17; and

          (c) Any state income or other tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this ARTICLE 17.

          For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Excise Tax is required to be paid. In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

          ( 1 - (highest marginal rate of federal income taxation for individuals)) x (highest marginal rate of North Carolina income taxes for individuals in the calendar year in which the Excise Tax is required to be paid).

In the event the Executive is subject to the provisions of Section 68 of the Code, the combined federal and state income tax rate determined above shall be adjusted to reflect any loss in the federal deduction for state income taxes on the Gross-Up Payment.

          The Gross-Up Payment shall be made not later than the fifth (5th) day, or as soon thereafter as the Company deems practicable, following the date the Executive becomes subject to payment of the Excise Tax; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company's regular independent auditors, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth
(30th) day after the date the Executive becomes subject to the payment of the Excise Tax. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, federal and state taxes imposed on the Gross-Up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax and/or a federal or state tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made, (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. The parties agree that the intent of this ARTICLE 17 is that the Executive shall be reimbursed for the Excise Tax on his excess parachute payments and all taxes on that reimbursement. The intended goal is to place the Executive in the same economic position as if no Excise Tax had been imposed.

          ARTICLE 18. ATTORNEYS' FEES. In the event that the Executive incurs any attorneys' fees in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys' fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses. In no event shall the Executive be entitled to receive the benefits provided for in this ARTICLE 18 in the event his employment is terminated by the Company For Cause.

          ARTICLE 19. DECISIONS BY COMPANY. Any powers granted to the Board hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement.

          ARTICLE 20. INDEMNIFICATION. The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under and indemnification insurance policy or the bylaws or charter of the Company or by agreement.

          ARTICLE 21. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

          ARTICLE 22. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

          ARTICLE 23. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 23 shall preclude the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

          ARTICLE 24. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          ARTICLE 25. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

          ARTICLE 26. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of North Carolina and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

          ARTICLE 27. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

          ARTICLE 28. MERGER OR CONSOLIDATION. The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the "Successor Corporation") unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

          ARTICLE 29. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          ARTICLE 30. ENTIRE AGREEMENT. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the effective date hereof, supersedes and replaces any prior employment agreement understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

          ARTICLE 31. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

          (a)  If to the Executive:

               Billy D. Prim
               c/o Blue Rhino Corporation
               104 Cambridge Plaza Drive
               Winston-Salem, North Carolina 27104
               Fax Number: (336) 659-6750

          (b)  If to the Company:

               Blue Rhino Corporation
               104 Cambridge Plaza Drive
               Winston-Salem, North Carolina 27104
               Fax Number: (336) 659-6750

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 31.

          ARTICLE 32. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 32 may not be waived except as herein set forth.

          ARTICLE 33. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

          ARTICLE 34. MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in ARTICLES 9 and 11 by seeking other employment or otherwise, and, subject to the provisions of Section 16.4, any payment or benefit to be provided to the Executive pursuant to this Agreement shall not be reduced by any compensation or other amount earned or collected by the Executive at any time before or after the termination of the Executive's employment.

          ARTICLE 35. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                  EXECUTIVE

                                  /s/ Billy D. Prim
                                  --------------------------------(SEAL)
                                  Billy D. Prim


WITNESS:

/s/ Lori Hall
-------------------

                                  BLUE RHINO CORPORATION

                                  By: /s/ Mark Castaneda
                                  --------------------------------
                                       Vice President

Attest:

/s/ Kurt Gehsmann
--------------------
Secretary/Asst. Secretary


                                  COMPENSATION COMMITTEE OF THE
                                  BOARD OF DIRECTORS OF
                                  BLUE RIHNO CORPORATION

                                  By: /s/ Steven Devick
                                  --------------------------------
                                      Steven Devick